Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Inquiries

Gina Birdsall

Investor Relations

301/998-8265

gbirdsall@federalrealty.com

FEDERAL REALTY INVESTMENT TRUST PROVIDES AN UPDATE FOR THE FIRST QUARTER 2009

ROCKVILLE, Md. (April 15, 2009) – Federal Realty Investment Trust (NYSE:FRT), an equity real estate investment trust specializing in the ownership, management, and redevelopment of high quality retail assets, is providing updates on its financing and operating activities and 2009 guidance.

Strong First Quarter 2009 Leasing Results

During the first quarter of 2009, Federal Realty signed 69 leases for 233,000 square feet of retail space. On a comparable space basis (i.e., spaces for which there was a former tenant), the Trust leased 232,000 square feet at an average cash-basis contractual rent increase per square foot (i.e., excluding the impact of straight-line rents) of 16%. The average contractual rent on this comparable space for the first year of the new leases is $31.42 per square foot, compared to the average contractual rent of $26.99 per square foot for the last year of the prior leases. The previous average contractual rent was calculated by including both the minimum rent and any percentage rent actually paid during the last year of the lease term for the re-leased space. On a GAAP basis (i.e., including the impact of straight-line rents), rent increases per square foot for comparable retail space averaged 26% for first quarter 2009.

Federal Realty’s portfolio was 94.2% leased as of March 31, 2009, as compared to 95.0% as of December 31, 2008.

“I couldn’t be happier with the leasing results we achieved in the quarter during these tough economic times,” said Donald C. Wood, president and chief executive officer of the Trust. “These results clearly demonstrate the strength and quality of our portfolio.”

Refinancing Exceeding Expectations

Marketing of Unsecured Term Loan. Federal Realty has current commitments aggregating $250 million from five banks, all of which have increased their existing credit exposure to the Trust, for a new unsecured term loan being marketed by the Trust. The term loan is expected to bear interest at an annual rate of LIBOR (subject to a 1.50% floor)

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FEDERAL REALTY INVESTMENT TRUST PROVIDES AN UPDATE

FOR THE FIRST QUARTER 2009

April 15, 2009

plus 300 basis points and will mature in July 2011. The unsecured term loan was initially marketed as a $200 million loan, but Federal Realty continues to work with other banks to secure additional commitments up to $350 million. Closing and funding of the term loan is expected in early May.

Secured Financings. Federal Realty has closed a $24.1 million, ten-year loan secured by Rollingwood Apartments in Silver Spring, Maryland at an effective annual interest rate of 5.73%. The Trust has also obtained commitments aggregating approximately $139 million for a five-year loan secured by four retail assets located in Northern Virginia that is expected to bear interest at an annual effective rate of 7.72%. This secured financing is expected to close during the second quarter of 2009.

“We are extremely pleased with the response we received from the lending community and the fact that so many lenders are increasing their exposure to the Trust,” said Andrew P. Blocher, senior vice president-chief financial officer and treasurer of the Trust. “With the anticipated proceeds from these financings, we’ll be in the enviable position of maintaining our low leverage, being able to fully repay our 2009 debt maturities and substantially decreasing the balance on our line of credit.”

Other Activities. Federal Realty evaluated the possibility of opportunistically completing a modest common equity raise, which included discussions about our business with select investors, but elected not to proceed with the transaction given the substantial decline yesterday in the general market and the Trust’s shares.

“With all the progress we made on our financings, we expect to be in a position to satisfy all of our debt maturities into 2011 and have adequate capital to fund operations, redevelopment opportunities and selective acquisitions,” said Mr. Wood. “With the recent increase in our stock price we saw a unique opportunity to pursue a modest equity offering to provide us with additional balance sheet flexibility over and above the comfort provided by our debt financing activities. Our decision not to execute the transaction reflects our comfort with our anticipated capital position and our belief that issuing equity capital at this price without a specific use of proceeds was not in the best interest of our shareholders.”

2009 FFO Guidance Update Remains Unchanged

On February 18, 2009, Federal Realty provided guidance for 2009 funds from operations per diluted share, a widely accepted supplemental measure of REIT performance, at a range of $3.80 to $3.92. Guidance for 2009 assumed an $8 million to $9 million ($0.13 to $0.15 per diluted share) impact associated with addressing the Trust’s fourth quarter 2009 debt maturities significantly in advance of the actual maturity dates and did not include potential damages

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FEDERAL REALTY INVESTMENT TRUST PROVIDES AN UPDATE

FOR THE FIRST QUARTER 2009

April 15, 2009

associated with the lawsuit related to a property adjacent to Santana Row as further described in Note 8 (Commitments and Contingencies) to the Trust’s audited financial statements for the year ended December 31, 2008, which are included in the Trust’s most recent Annual Report on Form 10-K and filed with the Securities and Exchange Commission.

The Trust is maintaining its guidance for 2009 funds from operations per diluted share at a range of $3.80 to $3.92. This guidance does not include potential damages associated with the lawsuit described above. A reconciliation of net income to funds from operation is provided in the table accompanying this press release.

“Our continued confidence in our business allows us to leave FFO guidance for 2009 unchanged,” commented Mr. Wood.

Maintain Current Regular Quarterly Dividend Level

On April 15, 2009, Federal Realty will pay a cash dividend on its common shares to shareholders of record at the close of business on March 19, 2009 of $0.65 per share, resulting in an indicated annualized dividend of $2.60 per share. Federal Realty expects to maintain paying a cash dividend at that rate for the dividend payable in the third quarter of 2009. Actual dividends will be determined by our Board of Trustees based upon the circumstances at the time of declaration and the actual dividend payable may vary from the Trust’s current expectations.

About Federal Realty

Federal Realty Investment Trust is an equity real estate investment trust specializing in the ownership, management and redevelopment of high quality retail and mixed-use properties located primarily in densely populated and affluent communities in strategically selected metropolitan markets in the Northeast and Mid-Atlantic regions of the United States, as well as in California. As of December 31, 2008, Federal Realty owned or had a majority interest in community and neighborhood shopping centers and mixed-use properties which are operated as 84 predominantly retail real estate projects comprising approximately 18.1 million square feet. A joint venture in which Federal Realty owns a 30% interest owns seven retail real estate projects totaling approximately 1.0 million square feet as of December 31, 2008. Federal Realty is an S&P MidCap 400 company and its shares are traded on the NYSE under the symbol FRT.

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FEDERAL REALTY INVESTMENT TRUST PROVIDES AN UPDATE

FOR THE FIRST QUARTER 2009

April 15, 2009

Safe Harbor Language

Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. Although Federal Realty believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations Will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on Form 10-K filed on February 26, 2009 and include the following:

•	risks that our tenants will not pay rent or that we may be unable to renew leases or re-let space at favorable rents as leases expire;

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risks that we may not be able to proceed with or obtain necessary approvals for any redevelopment or renovation project, and that completion of anticipated or ongoing property redevelopments or renovations may cost more, take more time to complete, or fail to perform as expected;

•	risks that the number of properties we acquire for our own account, and therefore the amount of capital we invest in acquisitions, may be impacted by our real estate partnership;

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risks normally associated with the real estate industry, including risks that occupancy levels at our properties and the amount of rent that we receive from our properties may be lower than expected, that new acquisitions may fail to perform as expected, that competition for acquisitions could result in increased prices for acquisitions, that environmental issues may develop at our properties and result in unanticipated costs, and, because real estate is illiquid, that we may not be able to sell properties when appropriate;

•	risks that our growth will be limited if we cannot obtain additional capital;

•

risks of financing, such as our ability to consummate additional financings or obtain replacement financing on terms which are acceptable to us, our ability to meet existing financial covenants and the limitations imposed on our operations by those covenants, and the possibility of increases in interest rates that would result in increased interest expense; and

•

risks related to our status as a real estate investment trust, commonly referred to as a REIT, for federal income tax purposes, such as the existence of complex tax regulations relating to our status as a REIT, the effect of future changes in REIT requirements as a result of new legislation, and the adverse consequences of the failure to qualify as a REIT.

Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in our Annual Report on Form 10-K filed February 26, 2009.

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